As filed with the Securities and Exchange Commission on May 17, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

SYNOVUS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)
______________________

Georgia	58-1134883
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1111 Bay Avenue, Suite 500
P.O. Box 120
Columbus, Georgia 31901
(706) 641-6500
(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

Synovus Financial Corp. 2021 Employee Stock Purchase Plan
Synovus Financial Corp. 2021 Director Stock Purchase Plan
(Full title of the plans)

Mary Maurice Young
Deputy General Counsel and Corporate Secretary
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
(706) 644-2748
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)
Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering Price	Amount of registration fee
Common Stock, $1.00 par value per share (“Common Stock”)	6,000,000 (1)	$47.15 (2)	$282,900,000 (2)	$30,864.39

(1)Represents 5,000,000 shares issuable pursuant to the Synovus Financial Corp. 2021 Employee Stock Purchase Plan and 1,000,000 shares issuable pursuant to the Synovus Financial Corp. 2021 Director Stock Purchase Plan (collectively, the “Plans”). The shares registered hereunder shall be deemed to include any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.
(2)Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 13, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)    The documents constituting Part I of this Registration Statement will be provided as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
(b)    Upon written or oral request, Synovus will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. Synovus will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Mary Maurice Young, Deputy General Counsel and Corporate Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, filed by Synovus with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)Synovus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021;

(b)Synovus' Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 6, 2021;

(c)Synovus’ Current Report on Form 8-K, filed with the SEC on April 23, 2021; and

(d)The description of the Common Stock set forth in the registration statement on Form 8-A/A filed with the SEC on December 17, 2008, including any amendment or report filed with the SEC for the purpose of updating this description.

Any documents or portions thereof, whether referenced above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

All documents filed by Synovus subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

    Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

In addition, Section 14-2-856 of the GBCC permits Synovus’ articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize Synovus to indemnify a director against claims to which the director was a party, including claims by Synovus or in Synovus’ right (e.g., shareholder derivative action). However, Synovus may not indemnify the director for liability to Synovus for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits Synovus to purchase and maintain insurance on behalf of Synovus’ directors and officers against liability incurred by them in their capacities or arising out of their status as Synovus’ directors and officers, regardless of whether Synovus would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Synovus’ Articles of Incorporation and Bylaws; Insurance

In accordance with Article VIII of Synovus’ bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of Synovus shall be indemnified and held harmless by Synovus from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of Synovus; (b) because he or she is or was serving at the request of Synovus as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii) with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Pursuant to Article VIII of Synovus’ bylaws, reasonable expenses incurred in any proceeding shall be paid by Synovus in advance of the final disposition of such proceeding if authorized by the board of directors in the specific case, or if authorized in accordance with procedures adopted by the board of directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Synovus, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and Synovus has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

Synovus carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of Synovus for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Synovus pursuant to the foregoing provisions, or otherwise, Synovus has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Synovus of expenses incurred or paid by a director, officer or controlling person of Synovus in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Synovus will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

    Except as indicated below as being incorporated by reference to another filing with the SEC by Synovus, the following exhibits to this registration statement are being filed herewith:

Exhibit Number	Description
4.1	Restated Articles of Incorporation, effective as of April 22, 2020, incorporated by reference to Exhibit 3.1 to Synovus’ Current Report on Form 8-K as filed with the SEC on April 24, 2020.
4.2	Restated Bylaws, effective as of April 22, 2020, incorporated by reference to Exhibit 3.2 to Synovus’ Current Report on Form 8-K as filed with the SEC on April 24, 2020.
10.1
Synovus Financial Corp. 2021 Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.4 of Synovus' Quarterly Report on Form 10-Q for the period ended March 31, 2021 as filed with the SEC on May 6, 2021.

10.2
Synovus Financial Corp. 2021 Director Stock Purchase Plan, incorporated by reference to Exhibit 10.3 of Synovus' Quarterly Report on Form 10-Q for the period ended March 31, 2021 as filed with the SEC on May 6, 2021.

23.1	Consent of KPMG LLP.
24.1	Powers of Attorney contained on the signature pages of this Registration Statement.
Item 9.Undertakings.

    (a)    The undersigned Company hereby undertakes:

        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

        (iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Synovus pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Synovus’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Synovus pursuant to the foregoing provisions, or otherwise, Synovus has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Synovus of expenses incurred or paid by a director, officer or controlling person of Synovus in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Synovus will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, Synovus certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, Georgia, on May 17, 2021.

SYNOVUS FINANCIAL CORP.

By:	/s/ Kevin S. Blair
Kevin S. Blair
President and Chief Executive
Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin S. Blair and Andrew J. Gregory, Jr., as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of their or his substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Kevin S. Blair	President, Chief Executive	Date: May 17, 2021
Kevin S. Blair	Officer and Director (Principal Executive Officer)

/s/ Andrew J. Gregory, Jr.	Executive Vice President and	Date: May 17, 2021
Andrew J. Gregory, Jr.	Chief Financial Officer (Principal Financial Officer)

/s/ Jill K. Hurley	Chief Accounting Officer	Date: May 17, 2021
Jill K. Hurley	(Principal Accounting Officer)

/s/ Kessel D. Stelling	Executive Chairman	Date: May 17, 2021
Kessel D. Stelling

/s/ Tim E. Bentsen	Director	Date: May 17, 2021
Tim E. Bentsen

/s/ F. Dixon Brooke, Jr.	Director	Date: May 17, 2021
F. Dixon Brooke, Jr.

/s/ Stephen T. Butler	Director	Date: May 17, 2021
Stephen T. Butler

/s/ Elizabeth W. Camp	Director	Date: May 17, 2021
Elizabeth W. Camp

/s/ Pedro Cherry	Director	Date: May 17, 2021
Pedro Cherry

/s/ Diana M. Murphy	Director	Date: May 17, 2021
Diana M. Murphy

/s/ Harris Pastides	Director	Date: May 17, 2021
Harris Pastides

/s/ Joseph J. Prochaska, Jr.	Director	Date: May 17, 2021
Joseph J. Prochaska, Jr.

	Director	Date: ______, 2021
John L. Stallworth

/s/ Barry L. Storey	Director	Date: May 17, 2021
Barry L. Storey

/s/ Teresa White	Director	Date: May 17, 2021
Teresa White